EXHIBIT 10.10

EXHIBIT A

FEE SCHEDULE

AMENDED AND RESTATED as of January 1, 2013

This Amended and Restated Exhibit A is effective as of January 1, 2013, and is attached to and made a part of the Investment Management Agreement between Stateco Financial Services, Inc. (“Stateco”) and State Automobile Mutual Insurance Company effective April 1, 1993.

Agreement

Except as amended or modified by mutual agreement of the parties hereto, Stateco shall be paid an investment management fee every quarter based on a percentage of the average asset value of invested assets which average shall be calculated by adding the market value of invested assets at the beginning of the quarter and at the end of the quarter, dividing that sum by two. The fee will be paid within forty-five (45) days after the end of each calendar quarter.

The annual fee for fixed instruments including bonds (taxable and tax-free), invested cash and preferred stock is 20 basis points or .002 times the average asset value of that category of invested asset.

The annual fee for all common stock portfolios is 50 basis points or .005 times the average asset value of that category of invested assets.

STATECO FINANCIAL SERVICES, INC.

By:	/s/ Robert P. Restrepo, Jr.
President

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY

By:	/s/ Robert P. Restrepo, Jr.
President

Agreemen/invest EXHIBIT A amended 1-1-13